Exhibit 99.(g)(2)

AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT (this “Agreement”), as amended and restated, effective as of the 17th day of March, 2026, between iCapital Fund Advisors LLC (the “Adviser”), a limited liability company organized and existing under the laws of the State of Delaware, and Consulting Group Advisory Services LLC (the “Sub-Adviser”), a limited liability company organized and existing under the laws of the State of Delaware.

WHEREAS, the Adviser entered into an Investment Advisory Agreement dated as of June 9th, 2025 (the “Advisory Agreement”), as amended and restated, with Morgan Stanley Private Markets and Alternatives Fund, a Delaware statutory trust (the “Fund”), which is engaged in business as a closed-end management investment company registered under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, the Sub-Adviser is engaged principally in the business of rendering investment advisory services and is an investment adviser registered under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”);

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in the provision of a continuous investment program for the Fund and the Sub-Adviser is willing to furnish such services;

WHEREAS, the Adviser entered into an Investment Sub-Advisory Agreement with the Sub-Adviser, dated as of June 9, 2025 (the “Prior Agreement”); and

WHEREAS, this Agreement amends and restates, in its entirety, the Prior Agreement:

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1.    APPOINTMENT. The Adviser hereby retains the Sub-Adviser to act as investment sub-adviser for and to manage the assets of the Fund for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such engagement and agrees to render the services herein set forth, for the compensation herein provided.

2.    DUTIES OF THE SUB-ADVISER.

A.   INVESTMENT ADVISORY SERVICES. Subject to the supervision of the Fund’s Board of Trustees (the “Board”) and the Adviser, the Sub-Adviser shall manage the investments of the Fund in accordance with the Fund’s investment objective, policies, and restrictions as provided in the Fund’s offering documents, including the Fund’s Confidential Private Placement Memorandum, prospectus, and statement of additional information, as currently in effect and as amended or supplemented from time to time, and related marketing materials (hereinafter referred to collectively as the “Offering Documents”), and in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and such other limitations as the Adviser may institute in writing. The Sub-Adviser shall (a) make investment decisions for the Fund; (b) place purchase and sale orders for portfolio transactions for the Fund, such portfolio transactions to be presented for execution at least three days prior to the due date for such underlying investment; (c) with the Adviser, produce Offering Documents for the Fund and (d) employ professional portfolio managers and securities analysts to provide research services to the Fund. In providing these services, the Sub-Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Fund.

B.     SUB-ADVISER UNDERTAKINGS. In all matters relating to the performance of this Agreement, the Sub-Adviser shall act in conformity with the Fund’s Agreement and Declaration of Trust dated March 11, 2025, as amended from time to time (the “Declaration of Trust”) and the Offering Documents and with the written instructions and directions of the Board and the Adviser. The Sub-Adviser hereby agrees to:

(i)	regularly report to the Board and the Adviser (in such form and with such frequency as the Adviser and the Sub-Adviser mutually agree) with respect to the implementation of the Fund’s investment program, compliance of the Fund with the Offering Documents, the 1940 Act and the Code, and on other topics as may reasonably be requested by the Board or the Adviser, including attendance at Board meetings, as reasonably requested, to present such reports to the Board;

(ii)	Comply with applicable law with respect to the production of Offering Documents for the fund.

(iii)	comply with valuation procedures approved by the Board and/or the Adviser, including any amendments thereto, and consult with the Fund’s pricing agent(s) regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may require fair valuation;

(iv)	provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of the Sub-Adviser’s non-public information, records and supporting documentation about the composition of accounts and the portfolios the Sub-Adviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Fund which may be reasonably necessary, under applicable law, to allow the Fund or its agent to present historical performance information concerning the Sub-Adviser’s similarly managed accounts and portfolios, for inclusion in the Fund’s Offering Documents and any other reports and materials prepared by the Fund or its agent, in accordance with regulatory requirements or as requested by applicable federal or state regulatory authorities; and

(v)	review schedules of portfolio holdings of the Fund periodically provided to the Sub-Adviser by the Adviser and reasonably cooperate with the Adviser to reconcile the Sub-Adviser’s records with such schedules.

C.     EXPENSES. The Sub-Adviser will bear all of its expenses in connection with the performance of its services under this Agreement. All other expenses to be incurred in the operation of the Fund will be borne by the Fund or the Adviser, as applicable, except to the extent specifically assumed by the Sub-Adviser. The expenses to be borne by the Fund include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, Trustees’ fees, Securities and Exchange Commission (“SEC”) fees (if any), state Blue Sky qualification fees, advisory fees, charges of custodians, transfer and dividend disbursing agents’ fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing Offering Documents, costs of shareholders’ reports and meetings, and any extraordinary expenses.

D.    BROKERAGE. The Sub-Adviser will select brokers and dealers to effect all orders for the purchase and sale of the Fund. In selecting brokers or dealers to execute transactions on behalf of the Fund, the Sub-Adviser will use its best efforts to seek the best overall terms available in accordance with the Sub-Adviser’s best execution policy. In assessing the best overall terms available for any transaction, the Sub-Adviser will consider factors it deems relevant, including, without limitation, the breadth of the market in the security or commodity interest, the price of the security or commodity interest, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis.. The Sub-Adviser will provide to Adviser a list of its affiliated broker-dealers, as such may be amended from time to time. The Adviser will provide to the Sub-Adviser a list of its affiliated broker-dealers.

E.     AGGREGATION OF ORDERS. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate the orders for securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to its other clients. The Adviser recognizes that, in some cases, the Sub-Adviser’s allocation procedures may limit the size of the position that may be acquired or sold on behalf of the Fund.

F.     BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains on behalf of the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any of such records upon the Fund’s or the Adviser’s request; provided, however, that the Sub-Adviser may retain copies of any records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule.

G.     SUB-ADVISER COMPLIANCE RESPONSIBILITIES. The Sub-Adviser and the Adviser acknowledge that the Sub-Adviser is not the compliance agent for the Fund, and does not have access to all of the Fund’s books and records necessary to perform certain compliance testing. However, to the extent that the Sub-Adviser has agreed to perform the services specified in this Agreement, the Sub-Adviser shall perform compliance testing with respect to the Fund, including, without limitation, such monitoring as the Sub-Adviser and the Adviser deem necessary to evaluate the Fund’s compliance with applicable law and regulatory requirements and in accordance with such investment guidelines as are set forth in the Fund’s Offering Documents. Such compliance testing shall be based upon information in its possession and upon information and written instructions received from the Adviser or the Fund’s administrator and shall not be held in breach of this Agreement so long as it performs such services in accordance with such information and instructions. The Sub-Adviser shall also provide the Adviser and the Fund’s Chief Compliance Officer with such responses, attestations, certifications, and other information as may be reasonably requested by the Adviser and the Fund’s Chief Compliance Officer, as applicable, in order to fulfill their respective compliance obligations under applicable law. The Adviser or the Fund’s administrator shall promptly provide the Sub-Adviser with copies of the Declaration of Trust, the Fund’s By-Laws, the Offering Documents and any written policies or procedures adopted by the Board and any amendments or revisions thereto. The Sub-Adviser shall supply such reports or other documentation as reasonably requested from time to time by the Adviser to evidence the Sub-Adviser’s compliance with such Offering Documents, policies or procedures.

H.    PROXY VOTING. The Sub-Adviser shall not be obligated to take any action or render any advice with respect to the voting of proxies or the taking of any action relating to such issuers which becomes the subject of any legal proceedings including bankruptcies.

I.      USE OF NAMES. The Sub-Adviser shall not use the name, logo, insignia, or other identifying mark of the Adviser or any of its affiliates or any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Adviser or any of its affiliates in material relating to the Sub-Adviser in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser hereby approves of all uses of its name and that of its affiliates which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld. The Adviser shall not use the name, logo, insignia, or other identifying mark of the Sub-Adviser or any of its affiliates in any Offering Documents, sales literature or other material relating to the Fund in any manner not approved prior thereto by the Sub-Adviser; provided, however, that the Sub-Adviser hereby approves of all uses of its name which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld.

J.      PORTFOLIO HOLDINGS. The Sub-Adviser will not disclose, in any manner whatsoever, any list of securities held by the Fund, except in accordance with the Fund’s portfolio holdings disclosure policy or as may otherwise be required by law.

K.     The Sub-Adviser shall provide the Adviser, the Fund or the Board with such information and assurances (including certifications and sub-certifications) as the Adviser, the Fund or the Board may reasonably request from time to time in order to assist the Adviser, the Fund or the Board in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Fund’s shareholder reports (e.g., Form N-CSRs), census reporting forms (e.g., Form N-CEN) and portfolio holdings reporting forms (e.g., Forms N-PORT) or the financial reports contained therein.

3.    COMPENSATION OF THE SUB-ADVISER. The Adviser will pay the Sub-Adviser, with respect to the Fund, an annual sub-advisory fee at the rate of 0.25%, accrued daily based on the Fund’s average daily net assets and payable monthly, provided that the sub-advisory fee shall in no instance be greater than a sub-advisory fee computed based on the Fund’s month-end net asset value for the relevant month. Compensation for any partial period shall be pro-rated based on the length of the period.

4.    STANDARD OF CARE. The Sub-Adviser shall exercise its best judgment in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence on its part in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement.

5.   INDEMNIFICATION.

A.    The Adviser agrees to indemnify and hold harmless the Sub-Adviser and its affiliates, and its and their respective officers, directors, partners, members, shareholders, employees, agents and each other entity or person, if any, controlling the Sub-Adviser or any of its affiliates (the “Sub Adviser Indemnitees”) from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) (“Losses”), howsoever arising, from, or in connection with, this Agreement or the performance by the Sub-Adviser of its duties hereunder; provided, however, that the Adviser will not indemnify the Sub-Adviser Indemnitees for Losses resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement.

B.     The Sub-Adviser agrees to indemnify and hold harmless the Adviser and its affiliates, and its and their respective officers, directors, partners, members, shareholders, employees, agents and each other entity or person, if any, controlling the Sub-Adviser or any of its affiliates (the “Adviser Indemnitees”) from and against any and all Losses resulting from the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Sub-Adviser’s obligations and duties under this Agreement; provided, however, that the Sub-Adviser will not indemnify the Adviser Indemnitees for Losses resulting from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Adviser’s reckless disregard of its obligations and duties under this Agreement.

6.     NON-EXCLUSIVITY. The services of the Sub-Adviser to the Adviser with respect to the Fund are not to be deemed to be exclusive, and the Sub-Adviser and its affiliates shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies. The Adviser acknowledges that the Sub-Adviser or its affiliates may give advice and take actions in the performance of its duties to clients which differ from the advice, or the timing and nature of actions taken, with respect to other clients’ accounts (including the Fund) or employee accounts which may invest in some of the same securities recommended to advisory clients. In addition, advice provided by the Sub-Adviser may differ from advice given by its affiliates.

7.     MAINTENANCE OF INSURANCE. During the term of this Agreement and for a period of one year after termination hereof, the Sub-Adviser will maintain comprehensive general liability coverage and will carry a fidelity bond covering it and each of its employees and authorized agents with limits of not less than those considered commercially reasonable and appropriate under the current industry practices. The Sub-Adviser shall promptly notify the Adviser of any material reduction to or termination of said coverage.

8.      CONFIDENTIALITY. Each party to this Agreement agrees to be bound by the Mutual Non-Disclosure and Confidentiality Agreement attached hereto as Exhibit A, and shall keep confidential any nonpublic information concerning the other party hereto and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing party has authorized such disclosure or if such disclosure is compelled by subpoena or is expressly required or requested by applicable federal or state regulatory authorities. Notwithstanding the foregoing, nonpublic information shall not include information a party to this Agreement can clearly establish was (a) known to the party prior to the effective date of this Agreement; (b) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (c) placed in public domain without fault of the party or its affiliates; or (d) independently developed by the party without reference or reliance upon nonpublic information.

9.    TERM OF AGREEMENT. This Agreement shall become effective as of the date of its execution and shall continue in effect until June 9, 2027. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities; provided, that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, in accordance with the requirements of the 1940 Act or any exemptive relief therefrom. This Agreement is terminable, without penalty, at any time, by the Board, or by vote of holders of a majority (as defined in the 1940 Act) of the Fund’s shares; by the Sub-Adviser immediately upon written notice to the Adviser in the event of a breach of any provision to this Agreement by the Adviser; or on 60 days’ written notice by the Sub-Adviser, and will terminate five business days after the Sub-Adviser receives written notice of the termination of the Advisory Agreement between the Fund and the Adviser. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

10.     REPRESENTATIONS OF THE SUB-ADVISER AND THE ADVISER. The Sub-Adviser represents, warrants, and agrees as follows:

A.    The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser acknowledges and will use its best efforts to ensure that the Offering Documents will at all times be in compliance with all disclosure requirements under all applicable U.S. federal and state laws and regulations relating to the Fund, including, without limitation, the 1940 Act, and the rules and regulations thereunder, and, with respect to such Offering Documents as are currently in effect, the Sub-Adviser has provided the information about itself set forth in the Offering Documents and has reviewed the description of its operations, duties and responsibilities as set forth therein and acknowledges that such information is true and correct, contains no material misstatement of fact and does not omit any material fact necessary to make the statements therein not misleading; provided, however, that the Sub-Adviser makes no representations regarding, and accepts no responsibility for, any information in the Offering Documents other than the such information expressly provided by the Sub-Adviser for inclusion in the Offering Documents without alteration. The Sub-Adviser further agrees to inform the Adviser and the Fund’s administrator immediately of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Offering Documents, or of any statement contained therein which becomes untrue in any material respect.

B.      The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Adviser and the Fund with a copy of such code of ethics. On at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Adviser that the Sub-Adviser and its Access Persons (as defined in Rule 17j-1) have complied with the Sub-Adviser’s Code of Ethics with respect to the Fund and (ii) identifying any material violations which have occurred with respect to the Fund. Upon the reasonable request of the Adviser, the Sub-Adviser shall permit the Adviser, its employees or its agents to examine the reports required to be made by the Sub-Adviser pursuant to Rule 17j-1 and all other records relevant to the Sub-Adviser’s code of ethics during normal business hours and with the least amount of interference with the Sub-Adviser’s business and operations as reasonably practicable and at the sole expense of the Adviser or the Fund, as applicable. For the avoidance of doubt and except as otherwise expressly provided herein, neither the Adviser nor the Fund shall have any right to examine, inspect, copy or review any of the books, records, reports or other written materials prepared or maintained by the Sub-Adviser, except as required by applicable laws, rules or regulations to fulfill duties as a registered investment adviser or as a registered investment company. In the event the Sub-Adviser has identified to the Adviser a material violation that has occurred with respect to the Fund, the Sub-Adviser agrees to promptly provide to the Adviser such information as the Adviser may reasonably request in connection therewith.

C.      The Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of federal securities laws by the Sub-Adviser, its employees, officers and agents. Upon reasonable request, the Sub-Adviser shall provide the Adviser with access to the records relating to such policies and procedures as they relate to the Fund during normal business hours and with the least amount of interference with the Sub-Adviser’s business and operations as reasonably practicable and at the sole expense of the Adviser or the Fund, as applicable. For the avoidance of doubt and except as otherwise expressly provided herein, neither the Adviser nor the Fund shall have any right to examine, inspect, copy or review any of the books, records, reports or other written materials prepared or maintained by the Sub-Adviser, except as required by applicable laws, rules or regulations to fulfill duties as a registered investment adviser or as a registered investment company. The Sub-Adviser will also provide, at the reasonable request of the Adviser, periodic certifications, in a form reasonably acceptable to the Adviser, attesting to such written policies and procedures.

D.     The Sub-Adviser has provided the Adviser and the Fund with a copy of its registration under the Advisers Act on Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to such Form ADV to the Adviser. The statements contained in the Sub-Adviser’s registration on Form ADV are true and correct in all material respects and do not omit to state any material facts required to be stated therein or necessary in order to make the statements therein not misleading. The Sub-Adviser agrees to maintain the completeness and accuracy of its registration on Form ADV in accordance with the Advisers Act. The Sub-Adviser acknowledges that it is an “investment adviser” to the Fund within the meaning of the 1940 Act and the Advisers Act.

E.      The Sub-Adviser confirms that neither it nor any of its “affiliated persons,” as defined in the 1940 Act, are affiliated persons of: (i) the Adviser; (ii) iCapital Markets LLC, the distributor for the Fund; or (iii) any trustee or officer of the Fund.

The Adviser represents, warrants, and agrees as follows:

F.      The Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or any law or regulation from delegating the services contemplated by this Agreement (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Adviser has provided the information about itself set forth in the Offering Documents and has reviewed the description of its operations, duties and responsibilities as set forth therein (the “Adviser Information”) and acknowledges that the Adviser Information is true and correct, contains no material misstatement of fact and does not omit any material fact necessary to make the statements therein not misleading.

G.      The Adviser is duly formed and validly existing in its jurisdiction of formation and has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Adviser and constitutes a legal, valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms. No consent of any person, and no license, permit, approval or authorization of, exemption by, report to, or registration, filing or declaration with, any governmental authority is required by the Adviser in connection with the execution, delivery and performance of this Agreement by the Adviser, other than those already made or obtained or to be made or obtained.

H.     The Adviser agrees to maintain the completeness and accuracy of its registration on Form ADV in accordance with the Advisers Act.

I.       The Adviser acknowledges and will use its best efforts to ensure that the Offering Documents will at all times be in compliance with all disclosure requirements under all applicable U.S. federal and state laws and regulations relating to the Fund, including, without limitation, the 1940 Act, and the rules and regulations thereunder, and that the Sub-Adviser shall have no liability in connection therewith, except as to the accuracy of Sub-Adviser Information provided by the Sub-Adviser expressly for inclusion in the Offering Documents without alteration.

11.    PROVISION OF CERTAIN INFORMATION BY THE SUB-ADVISER. The Sub-Adviser will promptly notify the Adviser (1) in the event the SEC or other governmental authority has, during the term of this Agreement, censured the Sub-Adviser; placed limitations upon its activities, functions or operations in a manner that is reasonably likely to have a material adverse effect on the Sub-Adviser’s ability to perform under this Agreement; suspended or revoked its registration, if any, as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions or (2) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code. As reasonably requested by the Fund on behalf of the Fund’s officers and in accordance with the scope of the Sub-Adviser’s obligations and responsibilities contained in this Agreement, the Sub-Adviser will provide reasonable assistance to the Fund in connection with the Fund’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 of the 1940 Act. Such assistance shall include, but is not limited to, (i) certifying periodically, upon the reasonable request of the Fund, that it is in compliance with all applicable “federal securities laws”, as required by Rule 38a-l under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) facilitating and cooperating with third-party audits arranged by the Fund to evaluate the effectiveness of its compliance controls; (iii) providing the Fund’s chief compliance officer with direct access to its compliance personnel; (iv) providing the ’s chief compliance officer with periodic reports; and (v) promptly providing special reports in the event of compliance problems. Further, the Sub-Adviser is aware that: (i) the Chief Executive Officer (Principal Executive Officer) and Treasurer/Chief Financial Officer (Principal Financial Officer) of the Fund (collectively, the “Certifying Officers”) are required to certify with respect to the Fund’s periodic reports on Form N-CSR pursuant to Rule 30a-2 under the 1940 Act; and (ii) the Certifying Officers must rely upon certain matters of fact generated by the Sub-Adviser of which they do not have firsthand knowledge. Consequently, the Sub-Adviser has in place and will observe procedures and controls that are reasonably designed to ensure the adequacy of the services provided to the Fund under this Agreement and the accuracy of the information prepared by it and which is included in the Form N-CSR, and shall, upon request from the Fund, provide certifications to the Fund to be relied upon by the Certifying Officers in certifying the Fund’s periodic reports on Form N-CSR, in a form satisfactory to the Fund.

12.    PROVISION OF CERTAIN INFORMATION BY THE ADVISER. The Adviser will promptly notify the Sub-Adviser (1) in the event that the SEC has censured the Adviser or the Fund; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Adviser’s registration as an investment adviser; or, to the knowledge of the Adviser, has commenced proceedings or an investigation that may result in any of these actions and (2) upon having a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code. The Adviser shall provide the Sub-Adviser such information as may reasonably be necessary for the Sub-Adviser to fulfill its compliance obligations under this Agreement.

13.    AMENDMENT OF AGREEMENT. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties hereto.

14.    LIMITATION OF LIABILITY. The Adviser and Sub-Adviser agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund individually, but are binding only upon the assets and property of the Fund, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been duly authorized by the Adviser and the Sub-Adviser, and signed by an authorized officer of each acting as such.

15.     MISCELLANEOUS.

A.     GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

B.     CHANGE IN CONTROL. The Sub-Adviser will notify the Adviser of any change of control of the Sub-Adviser, including any change in its managing members or 25% shareholders or 25% limited partners or 25% members, as applicable, in each case prior to or promptly after such change. In addition, the Sub-Adviser will notify the Adviser of any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-Adviser as soon as practicable after any such change.

C.     CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

D.     ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties hereto relating to the subject matter hereof.

E.      DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

F.      NOTICES. Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser or the Adviser upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested, email, or by facsimile machine or similar means of delivery that provide evidence of receipt.

All notices to the Adviser shall be sent to:

iCapital Fund Advisors LLC

60 East 42nd Street

New York, New York 10165

Attention: Nick Veronis

Email: nick@icapital.com

All notices to the Sub-Adviser shall be sent to:

Morgan Stanley Wealth Management

c/o Consulting Group Advisory Services LLC

750 Seventh Ave

New York NY 10019

Robert1.Garcia@morganstanley.com

G.     DELIVERY OF FORM ADV. The Adviser acknowledges receipt of the Sub-Adviser’s Form ADV prior to the execution of this Agreement.

H.     THIRD-PARTY BENEFICIARIES. The sole parties to this Agreement are the Adviser and the Sub-Adviser, and the Adviser and the Fund are the sole beneficiaries of the Sub-Adviser’s services hereunder. The parties to this Agreement do not intend for this Agreement to benefit any other third party, including without limitation a record owner or beneficial owner of the Fund’s shares, that is not expressly identified as a party to this Agreement. The terms of this Agreement may be enforced solely by a party to this Agreement.

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If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

THE ADVISER:

ICAPITAL FUND ADVISORS LLC

By:	/s/ Brian Hourihan
Name:	Brian Hourihan
Title:	Authorized Signatory

THE SUB-ADVISER:

CONSULTING GROUP ADVISORY SERVICES LLC

By:	/s/ Robert Garcia
Name:	Robert Garcia
Title:	Chief Operating Officer